                         Consent Solicitation Statement

                             AM GENERAL CORPORATION

        Solicitation of Consents for Amendments of Indenture Provisions

                         12 7/8 % Senior Notes Due 2002

     AM General Corporation (the "Company") hereby solicits (the "Solicitation") consents (the "Consents") for certain proposed amendments as described herein in
Section 5 and shown in Annex A hereto (the "Proposed Amendments") to the indenture, dated as of April 27, 1995 (the "Indenture"), by and among AM General Corporation, as issuer, and Shawmut Bank Connecticut, National Association (now known as Fleet National Bank), as trustee (the "Trustee"), pursuant to which the 12 7/8% Senior Notes due 2002 of the Company were issued ("Notes"). The Proposed Amendments are necessary for the Company to enter into a transaction (the "Transaction") with General Motors Corporation ("GM"), described herein in
Section 2 and consisting of the agreements summarized in Annex B hereto. The completion, execution and delivery of the Consent and Letter of Transmittal by a holder of the Notes ("Holder") in connection with the Solicitation will be deemed to constitute the Consent of such Holder to the Proposed Amendments. The adoption of the Proposed Amendment require the valid Consents of the Holders of at least 75% in aggregate principal amount of the Notes outstanding (the "Requisite Consents"). The Company intends to effect the Proposed Amendments by execution of a supplemental indenture (the "Supplemental Indenture") immediately upon receipt of the Requisite Consents.

     The consideration for Consents pursuant to the Solicitation (the "Consideration") shall be $2.50 per $1,000 aggregate principal amount of Notes for which a Consent was validly made, provided that no Holder will be entitled to Consideration unless the Company (i) receives the Requisite Consents and (ii) enters into the Transaction.

     Holders are urged to review this Consent Solicitation Statement carefully. In no event should a Holder tender or deliver any Notes.

--------------------------------------------------------------------------------
 THE SOLICITATION WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
 DECEMBER 6, 1999 (THE "EXPIRATION DATE"), UNLESS EXTENDED.  CONSENTS MAY NOT
 BE REVOKED.
--------------------------------------------------------------------------------

 The Solicitation is made to record owners as of 5:00 pm New York City time on November 23, 1999 (the "Record Date"). See Section 3 for discussions of certain factors that should be considered in evaluating the Solicitation.


                               November 23, 1999

                                   IMPORTANT

     Any Holder desiring to consent to the Proposed Amendments should either (a) complete and sign the Consent and Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Consent and Letter of Transmittal, have the signature thereon guaranteed if required by Instruction 1 of the Consent and Letter of Transmittal and deliver it and any other required documents to State Street Bank and Trust Company (the "Tabulation Agent") or (b) request its broker, dealer, commercial bank, trust company or other nominee to execute the Consent and Letter of Transmittal for such Holder. Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to deliver Consents with respect to Notes so registered. See Section 6.

     Consents and Letters of Transmittal should be sent to the Tabulation Agent only, and the method of delivery of such documents to the Tabulation Agent is at the election and risk of the Holder. Questions and requests for assistance may be directed to the Company or to The Renco Group, Inc. at the address and telephone number of each as set forth on the back cover of this Consent Solicitation Statement (the "Statement"). Additional copies of the Statement, the Consent and Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Company.

     THIS STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF CONSENTS IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH SOLICITATION UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. THE DELIVERY OF THIS STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN ANY ATTACHMENTS HERETO OR IN THE AFFAIRS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     In the absence of any legal obligation to do so, the Indenture obligates the Company to file pursuant to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material also can be reviewed through the Commission's Electronic Data Gathering, Analysis, and Retrieval System, which is publicly available through the Commission's website (http://www.sec.gov).

                          CERTAIN SOLICITATION MATTERS

     Consents are irrevocable. Notwithstanding the foregoing, if prior to the Consent Date, the Solicitation is amended in a manner determined by the Company, in its sole discretion, to constitute a material adverse change to the Holders, the Company promptly will disclose such amendment and may extend the Solicitation for a period deemed by the Company to be adequate to permit Holders to properly deliver or revoke Consents delivered prior to such amendment. See
Section 4. Holders who revoke Consents pursuant to the preceding sentence will not receive Consideration for the revoked Consents.

              THIS STATEMENT AND THE RELATED CONSENT AND LETTER OF
                TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH
                  SHOULD BE READ CAREFULLY BEFORE ANY DECISION
                   IS MADE WITH RESPECT TO THE SOLICITATION.

                               TABLE OF CONTENTS

SECTION 1.     SUMMARY                                                   1

SECTION 2.     PURPOSES OF THE SOLICITATION                              3

SECTION 3.     CERTAIN SIGNIFICANT CONSIDERATIONS                        4

SECTION 4.     PRINCIPAL TERMS OF THE SOLICITATION                       6

SECTION 5.     PROPOSED AMENDMENTS TO THE INDENTURE                      7

SECTION 6.     PROCEDURES FOR DELIVERING CONSENTS                        8

SECTION 7.     TABULATION AGENT                                         10

SECTION 8.     FEES AND EXPENSES                                        10

SECTION 9.     CERTAIN FEDERAL INCOME TAX CONSIDERATIONS                11

SECTION 10.    MISCELLANEOUS                                            12

TEXT OF PROPOSED AMENDMENTS                                        ANNEX A

SUMMARY OF AGREEMENTS WHICH COMPRISE THE TRANSACTION               ANNEX B

Section 1.     Summary

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere in this Statement, Annex A and Annex B hereto.

Overview

     The Company is the largest supplier of light Tactical Wheeled Vehicles for the Department of Defense ("DoD"). The Company (including its predecessors) has a history of over 50 years of successfully competing for government procurement contracts. The Company is the designer and the sole manufacturer of the High Mobility Multipurpose Wheeled Vehicle (the HUMVEE), which it sells to the U.S. and foreign military services. From the introduction of the HUMVEE in 1984 through October 31, 1999, the Company delivered approximately 151,000 HUMVEES to the military services of the U.S. and 40 foreign countries.

     The Company introduced the HUMMER, a commercial version of the HUMVEE (the "Current Vehicle") in 1993 with the objective of expanding the market for the Company's vehicles to industrial and retail users. The Company has also invested significant resources in the promotion, marketing and distribution of the Current Vehicle. In that regard, the Company established a dealer network through which it has sold 7,500 Current Vehicles. Notwithstanding these efforts over the past 6 years, the Company presently believes that the business prospects for the Current Vehicle are limited with respect to demand, price and profitability. As a result, the Company has investigated various strategies to maximize the value of its non-military business.

     In that regard, the Company has substantially completed a series of agreements with GM through which the Company intends to more fully utilize the widespread recognition of the HUMMER name to generate incremental revenues and cash flow. Pursuant to the terms of the Transaction GM will, at GM's sole expense, design, engineer, certify and release a new generation vehicle bearing the HUMMER trademark (the "New Vehicle") and retain the Company to assemble New Vehicles over a seven and one half year period. As part of the Transaction, the Company will assign the HUMMER trademark and trade name (the "Trademark") to GM. If the New Vehicle is a success, the Transaction could result in substantial revenues for the Company.
     With respect to the creation of the New Vehicle, GM will lend the Company approximately $235 million through a non-interest bearing loan (the "GM Loan"). The proceeds of the GM Loan will be used to finance (i) the engineering and construction of a new structure, (ii) the purchase of certain machinery and equipment, and (iii) all other costs (except for the cost of the time dedicated to the project by the Company's management and employees) required for the Company to become prepared to assemble the New Vehicle (collectively, the "New Facility").
The GM Loan will be non-recourse to the Company, but will be secured by a lien on the assets acquired with the proceeds of the GM Loan. To repay the GM Loan, the Company will, for each New Vehicle assembled, pay to GM a pre-agreed portion of the fee it receives for such assembly. At any time, the Company has the option to repay the full outstanding balance on the GM Loan or any portion thereof. In addition, GM has the option, at various points in time, to convert all or part of the outstanding balance on the GM Note into equity in the Company, but in no case more than 40% of the Company's voting stock.

     In addition to the Requisite Consents, the Company requires the consents of the Company's senior lender and the lessor of the Company's primary facilities in order to proceed with the Transaction.

     The Company anticipates that the agreements that comprise the Transaction would be executed shortly after receipt of the Requisite Consents and the consents required from the Company's senior lender and the lessor of the Company's primary facilities. The design and construction of the New Facility will commence shortly thereafter. The anticipated economic benefit from the Transaction is estimated to occur after the scheduled maturity of the Notes.

Purposes of the Solicitation

     The Indenture in its current form may limit the Company's ability to enter into the Transaction with GM. The purpose of the Solicitation is to obtain the Requisite Consents to execute the Proposed Amendments to permit the Transaction. The Solicitation is being made prior to the consummation of definitive agreements in order to facilitate the Company's entering into the Transaction. The agreements which as a whole comprise the Transaction are summarized in Annex B hereto.

The Solicitation

The Solicitation                        The Company is seeking Consents from
                                        Holders to the Proposed Amendments to
                                        the Indenture. See Section 5.
Consideration for Consents              The consideration for Consents pursuant
                                        to the Solicitation shall be $2.50 per
                                        $1,000 aggregate principal amount of
                                        Notes for which a Consent was validly
                                        made, provided that no Holder will be
                                        entitled to Consideration unless the
                                        Company (i) receives the Requisite
                                        Consents and (ii) enters into the
                                        Transaction.
Requisite Consents                      Approval of the Proposed Amendments to
                                        the Indenture requires the Consent of
                                        the Holders of at least 75% in aggregate
                                        principal amount of the Notes
                                        outstanding.
Effectiveness of Proposed Amendments    Immediately upon receipt of the
                                        Requisite Consents, the Supplemental
                                        Indenture providing for the Proposed
                                        Amendments will be executed and become
                                        effective upon execution. If the
                                        Proposed Amendments become effective,
                                        all persons who continue to hold Notes
                                        thereafter will be subject to the
                                        provisions of the Indenture as amended
                                        by the Proposed Amendments.
Proposed Amendments                     The Proposed Amendments would
                                        effectively (i) waive all or part of the
                                        following covenants in the Indenture
                                        solely for purposes of consummating the
                                        Transaction: Section 4.9--Limitation on
                                        Incurrence of Indebtedness and Issuance
                                        of Preferred Stock; Section 4.12--
                                        Limitation on Liens; and 4.13--
                                        Limitation on Asset Sales; and (ii)
                                        modify certain definitions contained in
                                        the Indenture, as appropriate. See
                                        Section 5 and Appendix A.
Expiration Date                         12:00 midnight, New York City time, on
                                        December 6, 1999, 1999, unless extended.
Procedure to Consent                    For a Holder to validly Consent pursuant
                                        to the Solicitation, a properly
                                        completed and duly executed Consent and
                                        Letter of Transmittal (or a manually
                                        signed facsimile thereof), together with
                                        any signature guarantees and any other
                                        documents required by the instructions
                                        to the Consent and Letter of
                                        Transmittal, must be received by the
                                        Tabulation Agent prior to the Expiration
                                        Date.
Withdrawal of Consents                  Consents may not be revoked at any time,
                                        except after notice of a material
                                        amendment to the Solicitation.
Certain Significant Considerations      See Section 3 for a discussion of
                                        certain significant considerations that
                                        should be carefully considered in
                                        evaluating the Solicitation.
Tabulation Agent                        State Street Bank and Trust Company is
                                        serving as Tabulation Agent in
                                        connection with the Solicitation. Its
                                      address and telephone number are set forth
                                      on the back cover of this Statement.
Certain Federal Income Tax            See Section 9 for a discussion of certain
Considerations                        federal income tax considerations relating
                                      to the Solicitation.

Section 2.     Purposes of the Solicitation

Background

     The terms of the Transaction are set forth in a series of agreements that the Company and GM are prepared to execute. The agreements which as a whole comprise the Transaction are summarized in Annex B hereto.

     The Indenture in its current form may limit the Company's ability to enter into the Transaction. The purpose of the Solicitation is to obtain the Requisite Consents to execute the Proposed Amendments to facilitate and permit the Company to enter into the Transaction.

The New Vehicle

     GM will, at GM's sole expense, design, engineer, certify and release the New Vehicle. GM will be the manufacturer of and own design rights for the New Vehicle and will be responsible for providing, at GM's sole expense, component parts and materials for the New Vehicle. In addition, at GM's sole expense, GM will provide all vendor tooling. For at least seven and one half years, the Company will assemble, upon GM's request, New Vehicles, according to agreed-upon specifications, for a specified fee which varies with sales volumes (the "Assembly Fee"). The Company will have the right to assemble GM's requirements, up to the first 40,000 units annually. See Annex B for a description of the New Vehicle Assembly Agreement.

GM Right of Access

     In the event of certain defaults by the Company, GM will have a right to enter, occupy and utilize certain real and personal property of the Company for the production of the New Vehicle (the "Right of Access"). See Annex B, description of Right of Access Agreement.

Assignment of HUMMER Trademark

     The Transaction includes the Company's execution of an exclusive and irrevocable assignment of the Trademark in favor of GM. GM, in turn, will grant the Company a limited license that allows the Company to use the Trademark in connection with the Current Vehicle for the duration of the New Vehicle Assembly Agreement. After such period, GM will consider, upon the Company's request, extending the term of such license or replacing such license with an equivalent license. However, the extension or replacement of such license will be at GM's sole discretion. See Annex B for a description of the Assignment Agreement and the License Agreement.

Impact on Current Business

     The Company's existing manufacture and design rights with respect to the Current Vehicle and the military HUMVEE will remain unchanged, except that the Company's use of the Trademark on the Current Vehicle will be through license instead of ownership.

Construction and Finance of the New Facility

     The Company will construct and own the New Facility which will be financed by the proceeds of the GM Loan. Pursuant to the New Vehicle Assembly Agreement, the Company will execute in favor of GM a non-interest bearing, debt instrument or note (the "GM Note") in the amount of the GM Loan (financing construction of the New Facility) which will be secured by a lien on and limited to the New Facility (the "GM Lien").

     To repay the GM Note, the Company will repay to GM a pre-agreed portion of the Assembly Fee received for assembling each New Vehicle. If New Vehicles are ordered and assembled at the forecasted rate, the GM Note would be repaid within seven and one half years. Except as provided above, the Company is not required to repay the outstanding balance of the GM Note but it may elect to do so at any time. If the Company pays such balance, it will own the New Facility free of liens held by GM and, upon completion of the New Vehicle Assembly Agreement, be permitted to use the New Facility for any purpose.

     At various times, GM will have the annual option to convert all or any part of the unpaid balances, if any, on the GM Note into an equity interest in the Company pursuant to certain terms and conditions. Notwithstanding the foregoing, in no case will such equity interest allow GM to control more than 40% of the voting stock of the Company. See Annex B, description of Equity Rights Agreement.

The Company's Reasons for Entering into the Transaction

     The Company launched the Current Vehicle in 1993 and believes that the business prospects for the Current Vehicle are limited with respect to demand, price and profitability. The Company believes that annual sales levels are not likely to grow substantially beyond levels reached in 1997 and 1998. The Transaction presents the Company with an opportunity to generate greater revenues and cash flow from the commercial use of the Trademark by assigning the Trademark to GM and in return being hired by GM to be the primary assembler of the New Vehicle.

     The Company believes that GM's resources and expertise in the design, marketing and distribution of automobiles should result in the sale of a significantly greater number of New Vehicles with the opportunity for substantially greater manufacturing revenues and cash flow than have been achieved by the Company in manufacturing and selling the Current Vehicle. The Company further believes that the Transaction presents the Company with an opportunity to improve the Company's financial results.

     The Transaction does not interfere with the Company's manufacture and sale of the military HUMVEE.

Proposed Amendments

     Several provisions in the Indenture, described in detail in Section 5 of this Solicitation, may limit the Company's ability to enter into the Transaction. The Indenture places certain restrictions on Indebtedness (as defined in the Indenture) that would prevent the Company from borrowing funds from GM and executing the GM Note. Similarly, although no existing Company assets will secure the GM Note, the lien on the New Facility is prohibited by the Indenture and certain currently existing Company assets may be subject to the Right of Access. Additionally, the assignment of the Trademark to GM may constitute an "Asset Sale" as defined by the Indenture, making it subject to restrictions on the type of consideration received and the use of the proceeds resulting from the transfer. This Solicitation asks you to consent to the Proposed Amendments to the Indenture, described herein in Section 5 and quoted in full in Annex A hereto, that will waive these provisions solely for purposes of consummating the Transaction.

Section 3.     Certain Significant Considerations

     If the Proposed Amendments become effective, the Company will be able to proceed with the Transaction without violating certain restrictive covenants in the Indenture. If the New Vehicle is successful, the Transaction could have a positive effect on the market price of the Notes. However, the Company cannot guarantee that the Transaction will have such desired effect or even that the Notes will maintain the current market price.

Specific Risks Associated with Consenting to the Proposed Amendments

     The Company plans to enter into the Transaction if it obtains the Requisite Consents. When deciding whether or not to consent to the Proposed Amendments, Holders and their financial advisors should consider the following risks which are associated with the Transaction:

     . GM will be assigned the Trademark and the Company's only payment or consideration for the Trademark will be GM's entering into the Transaction.

     . GM may at any time choose not to proceed with the creation of the New Vehicle or, once created, may not succeed in achieving anticipated sales volumes or may discontinue the New Vehicle.

     . GM has agreed to loan the Company up to $235 million to construct the New Facility. While the Company believes that $235 million is sufficient, if the New Facility costs more than such amount, the Company may have to expend its own resources to meet its contractual obligations.

     . The Company will agree to assemble the New Vehicle for GM in exchange for the Assembly Fee per New Vehicle, which varies with sales volumes. There is no assurance that the Company will be able to assemble the New Vehicle at costs less than the Assembly Fee per New Vehicle, particularly if GM only requests a small number of New Vehicles.

     . Under certain circumstances, GM will have the right to temporarily occupy and use the New Facility and other assets of the Company, or to replace the Company as assembler of the New Vehicle, as may be necessary to ensure continued deliveries. See Annex B, Summary of Right of Access Agreement.

     . GM will become responsible for the distribution and marketing of the Current Vehicle. The Company has no assurance that GM's marketing effort will have a positive effect on sales of the Current Vehicle.

     . If and when the Company's license to use the Trademark on the Current Vehicle is no longer in effect and the Company wishes to continue to produce the Current Vehicle, the Company will be required to do so under a name other than HUMMER.

     . The Company has no contractual right to participate in the use of the Trademark on GM vehicles other than the New Vehicle (and its derivatives).

     . The assignment of the Trademark to GM should result in a gain taxable to the Company. The Company believes that such taxable gain will not be substantial and will not impair the Company's ability to meet obligations to Holders. However, the Company can provide no assurance that the Internal Revenue Service will not dispute valuation of the Trademark and demand substantial tax payments.

     . The Company will be precluded from developing new vehicles that bear the HUMMER name both independently or with a partner other than GM.

Section 4.     Principal Terms of the Solicitation

     The Company is soliciting Consents to the Proposed Amendments from Holders of Notes upon the terms set forth herein and in the related Consent and Letter of Transmittal. The completion, execution and delivery of the Consent and Letter of Transmittal will constitute the Consent of such Holder to the Proposed Amendments with respect to such Notes. The consideration for Consents pursuant to the Solicitation shall be $2.50 per $1,000 aggregate principal amount of Notes for which a Consent was validly made, provided that no Holder will be entitled to Consideration unless the Company (i) receives the Requisite Consents and (ii) enters into the Transaction.

     Pursuant to the terms of the Indenture, the adoption of Proposed Amendments in their entirety will require the written consent of the Holders of at least 75% in aggregate principal amount of the Notes outstanding. If the Requisite Consents are received and the Supplemental Indenture is executed, the Supplemental Indenture reflecting the Proposed Amendments will become operative, and all persons who hold Notes thereafter will be subject to the provisions of the Indenture as amended by the Proposed Amendments.

     Upon receipt of the Requisite Consents from Holders of Notes, the Company will certify in writing to the Trustee that the Requisite Consents to the adoption of the Proposed Amendments have been received with respect to the Notes. After receipt by the Trustee of, among other things, certification by the Company that the Requisite Consents with respect to the Notes have been received, the Company and the Trustee will execute the Supplemental Indenture to evidence the adoption of the Proposed Amendments. Upon the acceptance by the Company of the Requisite Consents from Holders of Notes and the execution of the Supplemental Indenture, the Supplemental Indenture evidencing the Proposed Amendments will immediately become effective.

     Upon the receipt of the Requisite Consents and the execution of the Supplemental Indenture (a) the Tabulation Agent, as soon as practicable, will transmit a copy of the Supplemental Indenture to all registered Holders of Notes which remain outstanding, and (b) Holders will hold their Notes under the Indenture as amended by the Supplemental Indenture evidencing the Proposed Amendments, whether or not that Holder consented to the Proposed Amendments.

Expiration Date; Extension; Amendment; Termination

     The Solicitation will expire at 12:00 midnight, New York City time, on the Expiration Date unless extended by the Company. The Company expressly reserves the right to extend the Solicitation on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice followed by written notice to the Tabulation Agent and by making a public announcement by press release (which shall include disclosure of the approximate principal amount of Notes for which Consents have been delivered to date) to the Dow Jones News Service prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date, in which event the term "Expiration Date" shall mean the latest time and date at which the Solicitation, as the case may be, as so extended by the Company, shall expire. During any extension of the Solicitation, all Consents previously delivered will remain subject to terms of the Solicitation, as applicable. For purposes of the Solicitation, the term "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through midnight, New York City time.

     Notwithstanding anything herein to the contrary, the Company expressly reserves the absolute right, in its sole discretion, at any time and from time to time, to amend any term of the Solicitation, including the amount of Consideration paid for consents. Any amendment applicable to the Solicitation will apply to all Notes for which a Consent was delivered, regardless of when or in what order such Consents were delivered. If the Solicitation is amended prior to the Expiration Date in a manner determined by the Company to constitute a change materially adverse to the Holders of Notes, including but not limited to a reduction in the amount of Consideration to be paid for Consents, the Company will promptly disclose such amendment in a public announcement and will extend the Solicitation for a period deemed by it to be adequate to permit such Holders to revoke their Consents made prior to such amendment. Holders who revoke Consents pursuant to the preceding sentence will not be entitled to receive Consideration for the revoked Consents.

Section 5.     Proposed Amendments to the Indenture

Purposes and Effects

     The Notes were issued pursuant to the Indenture. In connection with the Transaction, the Company is seeking Consents to the Proposed Amendments in the Solicitation in order to permit the Transaction and to suspend certain restrictive covenants in the Indenture solely for the purpose of consummating the Transaction.

     This Section sets forth a list of the covenants and certain other sections of the Indenture proposed to be modified by the Proposed Amendments for which Consents are being sought pursuant to the Solicitation. Each Holder, by executing and delivering a Consent and Letter of Transmittal, will consent to the Proposed Amendments as described below and set forth in Annex A hereto. The Proposed Amendments constitute a single proposal and a consenting Holder must consent to the Proposed Amendments in their entirety and may not consent selectively with respect to certain of the Proposed Amendments. The Proposed Amendments will be embodied in an amendment to the Indenture in the form of the Supplemental Indenture which will be executed upon receipt of the Requisite Consents. The Proposed Amendments, however, will not become operative until the requisite number of solicitations have been obtained. Thereafter, the Proposed Amendments will be binding on all Holders, including any non-consenting Holders.

Proposed Amendments

     The paragraphs below describe how the current covenants limit the Company's ability to enter into the Transaction and the covenants modified by the Proposed Amendments. Holders should refer to the full text of the Proposed Amendments contained in Annex A hereto. Each capitalized term used below and not otherwise defined herein shall have the meaning ascribed to it in the Indenture. Holders may obtain copies of the Indenture and the proposed form of Supplemental Indenture from the Company without charge.

Indebtedness

     Section 4.9 of the current Indenture prohibits the Company from incurring Indebtedness unless (i) the Indebtedness falls within certain exceptions or (ii) the Company incurs the Indebtedness at least eighteen months after the Issue Date and at the time of such incurrence and after giving pro forma effect thereto, the Fixed Charge Coverage Ratio of the Company is at least equal to 2.5:1.00.

     The Indenture would prohibit the Company from executing the GM Loan Agreement and the GM Note if after giving pro forma effect to the Transaction, the Company did not have a Fixed Charge Coverage Ratio that is at least equal to 2.5:1.00. The Proposed Amendments waive Section 4.9 of the Indenture solely for the purpose of consummating the Transaction. Section 4.9 will continue to apply to Indebtedness not incurred as a result of the Transaction.

Fixed Charge Coverage Ratio

     The Indenture limits the Company's ability to engage in certain activities, including the payment of Restricted Payments and incurrence of Indebtedness, unless it maintains a Fixed Charge Coverage Ratio of at least 2.5:1.00. The definition of the Fixed Charge Coverage Ratio reflects, with respect to any Person for any period (and according to the terms specified in the Indenture), the ratio of the Consolidated Cash Flow of such Person and its Subsidiaries for such period to the Fixed Charges of such Person and its Subsidiaries for such period. Fixed Charges are defined as, with respect to any Person for any period, the sum of certain charges and expenses (specified in the Indenture) associated with such period, including interest expense resulting from amortization of original issue discount.

     The GM Loan could affect the Company's Fixed Charge Coverage Ratio. GM will receive the right to convert the GM Loan into an equity interest in the Company at various points during the agreement, with a discount from estimated market value based on a discounted value of the New Vehicle Assembly Agreement. This beneficial conversion feature may require the Company to record a discount on the GM Loan and to recognize on the Company's financial statements significant interest expense as the discount is amortized through the date when GM can first exercise GM's conversion option. The additional interest expense, if any, will impact the Fixed Charge Coverage Ratio and could preclude the Company from engaging in certain actions in the future.

          The Proposed Amendments amend the definition of "Fixed Charges" to provide that notwithstanding the normal method of calculating the Fixed Charges, the amortization of debt discount associated with the GM Loan will have no impact on Fixed Charges.

Liens

     Section 4.12 of the Indenture currently prevents the Company from incurring Liens, other than Permitted Liens, unless the Notes are equally and ratably secured for as long as Indebtedness secured by such Liens is secured.

     The Transaction includes the GM Lien securing the GM Loan through a lien on the New Facility and would be subject to the restriction described in the preceding paragraph. To facilitate the transaction, the Proposed Amendments amend the definition of "Permitted Liens" in the Indenture to include the GM Lien. Accordingly, the Proposed Amendments would allow the Company to enter into the Transaction and incur the GM Lien without being subject to Section 4.12.
Section 4.12 will remain in effect for all other purposes.

Asset Sales

     Section 4.13 of the Indenture currently provides, generally, that the Company may engage in an Asset Sale only if the Company receives at the time of the Asset Sale consideration at least equal to the fair market value of the asset, and at least 85% of such consideration consists of cash or Cash Equivalents. The Indenture provides that within 180 days after any Asset Sale, the Company must reinvest the proceeds of such Asset Sale in the business of the Company or, when such unreinvested amounts exceed $5 million, make an offer to all Holders to purchase the maximum principal amount of Notes that can be bought with such funds at an offer price in cash in an amount equal to 101% of the principal amount thereof.

     Assuming the Trademark is worth more than $500,000, the assignment of the Trademark would be subject to Section 4.13 of the Indenture. The Transaction would then violate the Indenture in numerous ways, including the failure of the Company (i) to receive 85% of the consideration for the Asset Sale in cash or Cash Equivalents and (ii) to receive such consideration immediately.

     The Proposed Amendments amend the definition of "Asset Sale" in the Indenture to exclude assignment of the Trademark in connection with the Transaction. Accordingly, under the Proposed Amendments, the assignment of the Trademark to GM would not be subject to Section 4.13 of the Indenture's Limitation of Asset Sales provision. Section 4.13, however, would continue to apply to all other Asset Sales.

Section 6.     Procedures for Delivering Consents

General

     Delivery of the Consent and Letter of Transmittal in accordance with the procedures described below will constitute the delivering Holder's consent to the Proposed Amendments. All questions as to the form of all documents and the validity (including the time of receipt), eligibility, acceptance or withdrawal of delivery or revocation of Consents will be determined by the Company, in its sole discretion, which determination shall be final and binding. Alternative, conditional or contingent deliveries of Consents will not be considered valid. The Company reserves the absolute right, subject to applicable law, to waive any defect or irregularity as to delivery of particular Consents. None of the Company, the Tabulation Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in Consents or will incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Solicitation (including the Consent and Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

          For a Holder to validly Consent pursuant to the Solicitation, a properly completed and validly executed Consent and Letter of Transmittal (or a manually signed facsimile thereof), together with any signature guarantees and any other documents required by the instructions to the Consent and Letter of Transmittal, must be received by the Tabulation Agent at one of its addresses set forth on the back cover of this Statement prior to the Expiration Date.

     THE SOLICITATION IS NOT BEING MADE TO HOLDERS IN ANY JURISDICTION IN WHICH THE SOLICITATION WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

     Holders of Notes should review this Statement and the accompanying Consent and Letter of Transmittal carefully.

Delivery of Consent and Letter of Transmittal

     If the Consent and Letter of Transmittal is signed by a beneficial owner who is not either (a) the registered owner of the Notes or (b) the agent thereof duly appointed by written proxy delivered to the Tabulation Agent, the registered owner must complete and sign the "Consent Box" set forth in the Consent and Letter of Transmittal, as only registered owners (or such duly appointed agents) are entitled to deliver Consents.

     Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to deliver a Consent should contact such registered holder promptly and instruct such registered holder to deliver Consents on such beneficial owner's behalf. If such beneficial owner wishes to personally deliver the Consents, such beneficial owner must, prior to completing and executing the Consent and Letter of Transmittal and, where applicable, delivering such Consents, either make appropriate arrangements to register ownership of the Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take a considerable amount of time.

     CONSENTS AND LETTERS OF TRANSMITTAL, SHOULD BE SENT TO THE TABULATION AGENT ONLY AND NOT TO THE COMPANY OR THE TRUSTEE. IN NO EVENT SHOULD A HOLDER TENDER OR DELIVER ANY NOTES.

     THE METHOD OF DELIVERY OF THE CONSENT AND LETTER OF TRANSMITTAL TO THE TABULATION AGENT IS AT THE ELECTION AND RISK OF THE DELIVERING HOLDER AND, EXCEPT AS OTHERWISE PROVIDED PURSUANT TO GUARANTEED DELIVERY, DELIVERY WILL BE DEEMED MADE WHEN ACTUALLY RECEIVED BY THE TABULATION AGENT. INSTEAD OF EFFECTING DELIVERY BY MAIL IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IF SUCH DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE TABULATION AGENT PRIOR TO SUCH DATE.

          Signature Guarantees

          Signatures on the Consent and Letter of Transmittal must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program or by any other "Eligible Guarantor Institution" as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to herein as an "Eligible Institution") unless (a) the Consent and Letter of Transmittal is signed by the registered Holder of the Notes for which Consents are delivered and the "Special Payment Instructions" box on the Consent and Letter of Transmittal is not completed, or (b) such Consents are delivered for the account of an Eligible Institution. If Notes are registered in the name of a person other than the signer of the Consent and Letter of Transmittal or if payment is to be made to a person other than the registered Holder, then the registered Holder should complete and sign the appropriate box on the Consent and Letter of Transmittal, with such signature guaranteed by an Eligible Institution.

          Special Payment Instructions

          Holders should indicate in the applicable box in the Consent and Letter of Transmittal the name and address to which payment of the Consideration is to be sent, if different from the name and address of the person signing the Consent and Letter of Transmittal. If no such instructions are given, payment of the Consideration will be made to the registered Holder of Notes for which Consents are given.

          Backup Federal Income Tax Withholding

          To prevent backup federal income tax withholding, each Holder of Notes delivering Consents must provide the Tabulation Agent with such Holder's correct taxpayer identification number and certify that such Holder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Consent and Letter of Transmittal. See Section 9.

          Other Matters

          NOTWITHSTANDING ANY OTHER PROVISION HEREOF, PAYMENT OF THE CONSIDERATION FOR CONSENTS DELIVERED AND ACCEPTED PURSUANT TO THE SOLICITATION WILL OCCUR ONLY AFTER TIMELY RECEIPT BY THE TABULATION AGENT OF A PROPERLY COMPLETED AND VALIDLY EXECUTED CONSENT AND LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE THEREOF) TOGETHER WITH ANY REQUIRED SIGNATURE GUARANTEES AND ANY OTHER REQUIRED DOCUMENTS.

Section 7.     Tabulation Agent

Tabulation Agent

     State Street Bank and Trust Company has been appointed Tabulation Agent for the Solicitation. All deliveries and correspondence sent to the Tabulation Agent should be directed to one of its addresses set forth on the back cover of this Statement.

     Requests for assistance or additional copies of this Statement and the Consent and Letter of Transmittal may be directed to the Tabulation Agent at its address and telephone number set forth on the back cover of this Statement.

Section 8.     Fees and Expenses

     The Company will pay the Tabulation Agent reasonable and customary fees for its services (and will reimburse it for its reasonable out-of-pocket expenses in connection therewith), and will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Statement and related documents to the beneficial owners of the Notes and in handling or forwarding Consents. In addition, the Company will indemnify the Tabulation Agent against certain liabilities in connection with its services, including liabilities under the federal securities laws.

     In connection with the Solicitation, directors, officers and regular employees of the Company (who will not be specifically compensated for such services) may solicit consents by use of the mails, personally or by telephone, telegram or facsimile transmissions.

Section 9.     Certain Federal Income Tax Considerations

     The following summary discusses certain U.S. federal tax consequences of the Solicitation and adoption of the Proposed Amendments to Holders of Notes. For purposes of this summary, a "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

     .    an individual who is a citizen or resident of the United States;

     . a corporation, partnership or other business entity created or organized under the laws of the United States or any state or political subdivision thereof (including the District of Columbia);

     . an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

     . a trust with respect to which a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions.

     An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes of all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). A "Non-U.S. Holder" is a beneficial owner of a Note that is not a U.S. Holder.

     This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal tax consequences described herein. This summary addresses only Holders that beneficially own Notes as capital assets and not as part of a "straddle" or a "conversion transaction" for U.S. federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as life insurance companies, tax-exempt entities, regulated investment companies, securities dealers, or investors whose functional currency is not the U.S. dollar). Holders should consult their tax advisors concerning the application of U.S. federal tax laws to their particular situations as well as any consequences of the Solicitation and adoption of the Proposed Amendments under the laws of any state or other taxing jurisdiction.

Federal Income Tax Consequences to U.S. Holders of the Consideration

     The Company intends to treat the Consideration for U.S. federal income tax purposes as compensation paid to U.S. Holders that grant Consent to the Proposed Amendments pursuant to the Solicitation. If this treatment is respected, a U.S. Holder would be required to recognize ordinary income for U.S. federal income tax purposes in an amount equal to the Consideration to which it is entitled, when the Consideration is received or accrued, in accordance with its method of accounting. U.S. Holders should consult their tax advisors regarding the proper federal income tax treatment of the Consideration.

Federal Income Tax Consequences to U.S. Holders of the Adoption of the Proposed Amendments

     The adoption of the Proposed Amendments will not be treated as a taxable event for U.S. federal income tax purposes. Therefore, U.S. Holders will not recognize any taxable gain or loss, and will retain their adjusted tax basis and holding period in their Notes after adoption of the Proposed Amendments.

Federal Income Tax Consequences to Non-U.S. Holders of the Adoption of the Proposed Amendments

     Although it is unclear whether Non-U.S. Holders are subject to U.S. federal income tax with respect to the Consideration, the Company will withhold tax from the Consideration paid to such Non-U.S. Holders at a rate of 30% unless (i) such Non-U.S. Holder is engaged in the conduct of a trade or business in the United States to which the receipt of the Consideration is effectively connected and such Non-U.S. Holder provides a properly executed IRS Form W-8ECI or (ii) a tax treaty between the United States and the country of residence of the Non-U.S. Holder eliminates or reduces the withholding tax in respect of the Consideration and such Non-U.S. Holder provides a properly executed IRS Form W-8BEN. Non-U.S. Holders should consult their own tax advisors regarding the availability of a refund of any U.S. withholding tax.

Backup Withholding Tax

     The receipt of the Consideration by a U.S. Holder may be subject to backup withholding at the rate of 31% with respect to such payments unless such Holder
(i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the U.S. Holder's U.S. federal income tax liability. If backup withholding results in an overpayment of U.S. federal income taxes, a refund may be obtained from the IRS provided the required information is furnished. A U.S. Holder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS.

     THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATIONS, AND DOES NOT DISCUSS ANY POSSIBLE STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE SOLICITATION AND ADOPTION OF THE WAIVERS. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE SOLICITATION AND ADOPTION OF THE WAIVERS, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, LOCAL, FOREIGN TAX AND OTHER LAWS.

Section 10.    Miscellaneous

     THE SOLICITATION IS NOT BEING MADE TO HOLDERS OF NOTES IN ANY JURISDICTION IN WHICH THE MAKING OR OF THE SOLICITATION WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE COMPANY IN ITS SOLE DISCRETION, MAY TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE SOLICITATION IN ANY SUCH JURISDICTION, AND MAY EXTEND THE SOLICITATION TO HOLDERS OF NOTES IN SUCH JURISDICTION.

     No person has been authorized to give any information or make any representation on behalf of the Company which is not contained in this Statement or in the Consent and Letter of Transmittal and if given or made, such information or representation should not be relied upon.

     THE DELIVERY OF THIS STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN ANY ANNEXES HERETO OR IN THE AFFAIRS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF.

     The Consent and Letter of Transmittal should be sent or delivered by each Holder or his or her broker, dealer, commercial bank, trust company or other nominee to the Tabulation Agent at the address set forth below.

                 The Tabulation Agent for the Solicitation is:

                      State Street Bank and Trust Company

                                  Telephone:
                                (617) 662-1548

By Overnight Courier or Hand Delivery:                   By Mail:

 State Street Bank and Trust Company         State Street Bank and Trust Company
    Global Investor Services Group              Global Investor Services Group
        2 Avenue de Lafayette                     Corporate Trust Department
       Corporate Trust Window                            P.O. Box 778
             Fifth Floor                            Boston, MA 02102-0778
       Boston, MA 02111-1724
       Attention: Ralph Jones                   New York (as DROP AGENT ONLY):
                                          State Street Bank and Trust Company, N.A.
                                                  Corporate Trust Department
                                                  61 Broadway, 15/th/ Floor
                                                      New York, NY 10006

     Any questions or requests for assistance or additional copies of this Statement or the Consent and Letter of Transmittal may be directed to the Tabulation Agent or the Company, each at its respective address and telephone number set forth on this page. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Solicitation.

Inquiries should be addressed to the Company or the Renco Group, Inc., each at its respective address and telephone number set forth below.

          AM General Corporation          The Renco Group, Inc.
          105 North Niles Avenue          30 Rockefeller Plaza, 42/nd/ Floor
          South Bend, IN 46617            New York, NY 10112
          Attention: Paul J. Cafiero      Attention: James N. Chapman

          Telephone: (219) 285 - 2907     Telephone: (212) 541-6000

                                    ANNEX A

                     Proposed Amendments to the Indenture
                     ------------------------------------

The definition of "Asset Sale" in Section 1.1 of the Indenture is hereby amended
--------------------------------------------------------------------------------
by adding the following to the end thereof:
-------------------------------------------

Notwithstanding the foregoing, any assignment or licensing of the HUMMER trademark and/or tradename or assignment of any rights to the HUMVEE trademark and/or tradename made by the Company in favor of GM in connection with the GM Transaction shall not be deemed an Asset Sale.

The definition of "Fixed Charges" in Section 1.1 of the Indenture is hereby
---------------------------------------------------------------------------
amended by adding the following to the end thereof:
---------------------------------------------------

Notwithstanding the foregoing, Fixed Charges shall not include the amortization of debt discount, if any, associated with the GM Loan.

The definition of "Permitted Liens" in Section 1.1 of the Indenture is hereby
-----------------------------------------------------------------------------
amended by adding the following to the end thereof:
---------------------------------------------------

Notwithstanding the foregoing, the definition of Permitted Liens shall include the GM Lien.

Section 1.1 is hereby further amended by adding the following new definitions:
------------------------------------------------------------------------------

"GM" means General Motors Corporation, a Delaware corporation.

"GM Lien" means the Lien which secures the GM Loan.

"GM Loan" means a non interest bearing loan or loan facility made in connection with the GM Transaction pursuant to which GM will lend the Company up to $235 million and such additional amounts as GM and the Company may mutually agree in order to finance the construction and preparation of the New Facility.

"GM Transaction" means a series of agreements that shall include but not be limited to (i) an assignment agreement through which the Company shall irrevocably assign to GM all rights, title and interest to the HUMMER trademark and trade name, (ii) an agreement pursuant to which GM shall agree to pay the Company a pre-agreed fee for the assembly of New Vehicles ordered by GM, (iii) an agreement or provisions of an agreement which will obligate GM to finance the construction and preparation of the New Facility, (iv) a security agreement which shall grant GM a purchase money security interest in the real and personal property acquired or otherwise produced with the proceeds of the GM Loan and (v) a master agreement integrating the agreements related to the Transaction.

"New Facility" means, in connection with the assembly of the New Vehicle, (i) certain engineering and/or construction of facilities and improvements on existing facilities and/or (ii) other related capital investments and (iii) other expenditures (with the exception of compensating employees) necessary to enable the Company to assemble the New Vehicle.

"New Vehicle" means a new generation motor vehicle bearing the HUMMER name which will be engineered and designed by GM and with respect to which the Company shall have certain rights to assemble such vehicle for a fee.

Section 4.9 is hereby amended by adding the following new clause (c) at the end
-------------------------------------------------------------------------------
thereof:
-------

Notwithstanding the foregoing, the provisions of this Section 4.9 shall not apply to the GM Loan.

                                    ANNEX B

                  Agreements Associated With the Transaction

1. Master Agreement. An agreement which summarizes the main agreements (listed below) to be executed, contains certain general representations and warranties and specifies other general terms that apply to the Transaction.

2. Assignment Agreement. An agreement through which the Company would irrevocably assign to GM all rights, title and interest to the Trademark.

3. New Vehicle Assembly Agreement. An agreement for the assembly of New Vehicles through which GM would provide to the Company production rights for a seven and one half year period and pay the Company for the assembly of New Vehicles ordered by GM. The amount of the fee the Company would receive for the assembly of the New Vehicle would be determined by a pre-agreed schedule that would vary based on the volume of New Vehicles ordered and assembled during a twelve month period. Such fee schedule would govern fees during the entire term unless the volume of New Vehicles produced by the Company caused the GM Note (which would be repaid by offset of specified amortization against assembly fees otherwise payable by GM to the Company per each New Vehicle Assembled) to be repaid in full. The Company would be responsible for the construction of the New Facility to be financed by GM.

4. Management Services Agreement. A marketing and distribution support agreement through which GM would be the exclusive provider of global marketing and distribution support services for the Current Vehicle.

5. License Agreement. A license agreement through which GM would grant to the Company a limited license to utilize the HUMMER trademark in connection with the Current Vehicle for the duration of the New Vehicle Assembly Agreement. After such period, GM would consider, upon the Company's request, extending the term of such license or granting the Company an equivalent license, provided however, that the granting of such license would be at GM's sole discretion.

6. GM Note. An interest-free promissory note (or series of interest-free promissory notes) in the aggregate amount of up to $235 million, subject to any mutually agreed upon changes, representing amounts loaned to the Company pursuant to GM's obligation to finance the New Facility.

7. Security Agreement. A security agreement through which the Company would grant to GM a purchase money security interest in the real and personal property acquired with the proceeds of the GM Loan. The agreement would require the Company to take certain steps to preserve such collateral, and would require the Company to maintain specified types of insurance.

8. Right of Access Agreement. A right of access agreement through which the Company would grant to GM, in the event of certain specified events of default, the right to enter, occupy and utilize certain real and personal property for the production of the New Vehicle, pursuant to terms of that agreement. An event of default would be deemed to occurs if (1) the Company failed to meet a delivery schedule over a specified period and did not cure such failure within a specified period, (2) the President and CEO of the Company would acknowledge in writing that the Company is unable to timely satisfy its delivery requirements, (3) the Company would refuse for any reason to deliver or assemble the required volume of New Vehicles ordered by GM, (4) if a voluntary or involuntary bankruptcy petition under the Bankruptcy Code were filed by or against the Company and a final order of relief under Chapter 7 were entered, or any proceedings under

     Chapter 11 of the Bankruptcy Code were converted to proceedings under Chapter 7 of the Bankruptcy Code pursuant to a final order of relief, (5) the Company made a general assignment for the benefit of creditors or a similar transfer or took action involving a material portion of certain assets of the Company for purposes of liquidating such assets, (6) any secured or lien creditor of the Company commenced foreclosure action on the property its lien encumbers and obtained the right to possess or control a material portion of the Company's assets, (7) bankruptcy proceedings were filed by or against the Company, an order authorizing the use of cash collateral or post-petition financing by the Company were not approved by the Bankruptcy Court prior to termination or expiration of the major portion of the Company's working capital financing arrangements and no alternative arrangements were then in place, (8) the Company became financially unable to perform its obligations under the New Vehicle Assembly Agreement or any purchase order thereunder and such inability to perform were not timely cured, (9) any of the Company's lenders terminated or failed to extend their working capital or other financing arrangements with the Company and the Company did not timely secure comparable alternative financing, or (10) in the event of any material action or inaction by the Company which can reasonably be expected to directly result in the imminent interruption of GM's ability to supply New Vehicles to its dealers and/or authorized distributors, provided the Company did not timely cure.

9. HUMVEE Trademark Agreement. An agreement through which the Company would commit for the duration of the New Vehicle Assembly Agreement to limit the use of the HUMVEE trademark to its present use in connection with military-related vehicles, goods and services.

10. Royalty Sharing Agreement. An agreement that would provide that the Company and GM share royalties and licensing fees derived from the non-automotive licensed merchandise that utilize the Trademark and/or the HUMVEE trademark during the calendar years 2000 through 2009 (the "Royalties"). The Company's share of the Royalties would be reduced yearly on a decreasing sliding scale.

11. Joint Review Board Agreement. An agreement through which the Company and GM would establish one or more Joint Review Boards for the purposes of managing this Agreement and other business relationships and possible collaborations between the parties.

12. Equity Rights Agreement. An agreement giving GM the option, exercisable at certain times, to convert unpaid portions of the GM Note into equity in the Company. In no case would GM be able to obtain more than 40% of the Company's voting stock. The Company has the right to repay at par value the outstanding balance or any part thereof at any time. Notwithstanding the foregoing, in the event GM provides notice of GM's intention to convert all or part of the GM Note and the Company wishes to prepay all or a portion of such amount, the Company may do so only if the Company also pays a premium of 20% of the amount actually prepaid.